Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Protagenic Therapeutics, Inc. on Form S-8 of our report dated April 17, 2017, with respect to our audits of the consolidated financial statements of Protagenic Therapeutics, Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 appearing in the Annual Report on Form 10-K of Protagenic Therapeutics, Inc. for the year ended December 31, 2016.

/s/ Marcum llp

Marcum llp

New York, NY

May 12, 2017